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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
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                          NIAGARA MOHAWK HOLDINGS, INC.
                        NIAGARA MOHAWK POWER CORPORATION
--------------------------------------------------------------------------------
              (Name of Each Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
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Registrant) Payment of Filing Fee (Check the appropriate box):

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

[NEWS RELEASE DATED JANUARY 17, 2001]
----------------------------------------------------------------------

[NIAGARA MOHAWK LOGO]

                                                         [TICKER SYMBOL GRAPHIC]


NEWS RELEASE
------------


     NOTE TO EDITORS/REPORTERS: National Grid and Niagara Mohawk will conduct a media conference call on this release today at 11:00 a.m. Lawrence Reilly from National Grid and William Edwards from Niagara Mohawk will be available on the call for questions. Anyone wishing to take part should call: 1-877-715-5282. A digital replay of the call will be available until Friday, Jan. 19 at: 1-888-888-9539.


              ELECTRIC DELIVERY PRICE REDUCTIONS, LONG-TERM FREEZE
                    PROPOSED BY NATIONAL GRID, NIAGARA MOHAWK

                COMPANIES FILE 10-YEAR PRICING PROPOSAL WITH PSC;
              PLAN WOULD PARTIALLY OFFSET COMMODITY PRICE INCREASES


         SYRACUSE, Jan. 17 -- National Grid Group plc (NYSE: NGG) and Niagara Mohawk Holdings, Inc. (NYSE: NMK) today proposed to cut rates for electricity delivery service by $132 million, followed by a 10-year price freeze, subject to limited adjustments. The proposal was filed with the New York State Public Service Commission, along with a petition seeking authority to complete the proposed merger of the two companies.

         If approved, Niagara Mohawk estimates that customers would see cuts in electric delivery rates of 7.8 percent for residential service, 3.8 percent for commercial service, 6.4 percent for small-to-mid-sized industrial service and
13.4 percent for large industry, relative to prices that customers would see without the merger. Delivery prices include all costs except for the commodity.

         The reduction in electricity delivery rates will soften anticipated increases in electricity commodity prices. Based on forecasts of market conditions, commodity costs alone are likely to cause average total price increases of between 8 and 12 percent over today's prices. The proposal to reduce delivery prices will cut those increases by about four percent on average.


             300 Erie Boulevard West, Syracuse, New York 13202-4250
                                  315.474.1511
                             www. NiagaraMohawk.com

o Page 2



         After the initial reduction, delivery rates will be fixed for 10 years subject to specified extraordinary events, such as changes in taxes, laws, regulation or accounting practices; high inflation; and transmission revenue adjustments.

         The long-term proposal has a number of other initiatives, including:

o Price-stabilized commodity service for residential and commercial customers for several years, providing those customers with significant protection from severe fluctuations in the generation marketplace.

o The extension by one year of a multi-year gas rate settlement, resulting in gas delivery rates -- unchanged since 1996 -- remaining locked through August 2004.

o The extension of the Low Income Customer Assistance Program, which was expanded under Niagara Mohawk's existing regulatory agreement with the PSC.

o The establishment of a Service Quality Program, under which Niagara Mohawk would receive annual rewards or penalties of up to $22 million based on its customer service performance. Results would be measured by criteria approved by the Commission.

o The establishment of a Congestion Reduction Program to help ease or prevent congestion on the bulk power transmission network in portions of New York state, thereby reducing power supply costs.

         The companies have asked that the Commission approve the petitions by June 1 of this year, so that the benefits of the merger of National Grid's U.S. operations with those of Niagara Mohawk's can be brought to customers by Sept. 1, when increases in the commodity portion of the bill are expected to take effect for most Niagara Mohawk customers.

         Niagara Mohawk provides transmission and distribution delivery service to its customers, with prices for that service set by regulation. The commodity or supply side of the bill is now open to competition, with prices that are subject to market conditions. Some of Niagara Mohawk's customers purchase their supply needs at market rates, while others take their supply service from Niagara Mohawk. The expiration of some supply contracts, increases in charges from the state's Independent System Operator and other market factors, particularly fuel costs, are projected to increase commodity costs.



                                                                            more

o Page 3



         "The merger of the two operations will allow us to reduce delivery costs to consumers and improve service at the same time," said Lawrence Reilly, senior vice president and general counsel of National Grid USA. "We have recently experienced high generation market prices. The long-term rate proposal we submitted today will, if approved, reduce the impact of these price increases."

         Under the rate proposal filed today, Niagara Mohawk will forego the opportunity to seek 1 percent transmission and distribution price increases in 2001 and 2002 provided under the company's existing rate agreement with the state.

         "We have had electric price stability over the past five years as a result of our existing regulatory agreement, known as PowerChoice," said William
F. Edwards, senior vice president and chief financial officer for Niagara Mohawk. "The merger and this price proposal builds on that platform of stability.

         "The delivery rate cuts we are proposing will prove to be an economic development benefit to our existing customers, and will help our efforts as we work with the state and local governments to attract new industry and jobs to New York."

         The merger of the operations, if approved, is expected to result in net savings over the next 10 years of approximately $970 million in today's dollars when compared to the rates Niagara Mohawk forecasts it would have had to charge without the merger.

         Niagara Mohawk Power Corp. will become part of National Grid's U.S. operations, and will be known as "Niagara Mohawk, a National Grid Company." It will keep its operating headquarters in Syracuse.

         Niagara Mohawk will be National Grid's third U.S. acquisition, after New England Electric System and Eastern Utilities Associates, which were both acquired in 2000. The combination will create the ninth largest electric utility in the U.S. with an electric customer base of approximately 3.3 million.

         Niagara Mohawk Holdings, Inc. is an investor-owned energy services company that provides electricity to more than 1.5 million customers across 24,000 square miles of upstate New more

o Page 4



York. The company also delivers natural gas to more than 540,000 over 4,500 square miles of eastern, central and northern New York.

         The National Grid Group plc builds, owns and operates electric and telecommunications networks around the world. National Grid operates electric networks in the United Kingdom, the U.S., Argentina and Zambia. Its growing portfolio of telecommunications business includes ventures in the U.K., the U.S., Brazil, Argentina, Chile and Poland. It is headquartered in London.

         National Grid USA includes local electric companies Massachusetts Electric, Narragansett Electric, Granite State Electric, Nantucket Electric and a substantial transmission business.

         The merger of the two operations requires approvals from regulators in New York, as well as the Federal Energy Regulatory Commission, the Securities and Exchange Commission and other regulatory agencies.


CONTACTS:

Niagara Mohawk:
--------------

Media:

Syracuse: Kenneth M. Tompkins, Director, Corporate Communications
315-428-3523
Albany: Nicholas J. Lyman, Regional Communications Manager
518-782-2155
Buffalo: Stephen F. Brady, Regional Communications Manager
716-857-4300

Financial:

Leon T. Mazur, Director, Investor Relations
315-428-5876




                                                                            more

o Page 5



National Grid USA/Mass.:
-----------------------

Media:

Fred Mason, Vice President and Director, Corporate Communications
508-389-3568

Financial:

Karen Shih, Investor Relations
508-389-3176



NOTE: This release contains statements that constitute forward-looking information. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by the company's management which, although believed by the company's management to be reasonable, are inherently uncertain. Such forward-looking statements are not guarantees of future performance or results and involve certain risks and uncertainties. Actual results or developments may differ materially from the forward-looking statements as a result of various factors.

                                      # # #





                                                                            more

o Page 6



               NIAGARA MOHAWK RATE/MERGER PETITIONS - KEY ELEMENTS

o Merger creates savings to reduce electricity delivery rates and freeze them for 10 years, subject to limited adjustments, for changes in such items as tax, law, regulatory and accounting changes, high inflation, and transmission revenue adjustments.

o    Stabilizes power supply costs for small customers.
     >> Standard Offer Service provides a power-supply option from Niagara Mohawk for small customers that puts in place a significant hedge against fluctuations in market prices.
     >> The Standard Offer Service price is levelized through 2004, subject to a commodity adjustment clause.

o    Extends current natural gas settlement agreement for one year.
     >>   Gas delivery rates remain frozen through August 2004.

o    Other major provisions:
     >>   Creates $22 million in potential service quality incentives or penalties.
     >>   Extends current Low-Income Customer Assistance Program.
     >> Creates incentive to reduce congestion on electric transmission network; savings shared with customers.
     >>   Modifies corporate structure and affiliate rules.

o Schedule: Seeks approval of merger and rate petitions by June 1 so merger benefits can start by Sept. 1, when increases in electricity commodity prices are expected to begin for most customers.

                  AVERAGE PRICE IMPACTS VARY BY CUSTOMER CLASS

     While it is anticipated that commodity cost increases will boost total bills for all customer classes, proposed delivery rate reductions should help mitigate these increases:

o    For residential customers
     >>   Delivery prices will be reduced by 7.8 percent.

o    For small commercial customers
     >>   Delivery prices will be reduced by 3.8 percent

o    For medium-sized commercial and small industrial customers
     >>   Delivery rates will be reduced by 6.4 percent.

o    For large commercial and industrial customers
     >> These customers have already seen bill increases, because they face market prices for commodity today.
     >>   Delivery rates would be reduced by 13.4 percent.

                                      # # #

[Power Point Presentation - January 17, 2001 Teleconference]
----------------------------------------------------------------------


NATIONAL GRID/
NIAGARA MOHAWK MERGER
================================================================================

               NEW YORK RATE PLAN
               PROPOSAL - OVERVIEW


               JANUARY 17, 2001


[NATIONAL GRID LOGO]                                       [NIAGARA MOHAWK LOGO]

OUTLINE
================================================================================


o    Discussion of overall objectives and approach

o    Overview of proposal

o    Schedule and issues

OBJECTIVES AND APPROACH
================================================================================


o    Objectives

     --   Lower and more stable energy delivery rates for customers

     -- Continued development of competitive supply and demand market with protections for small customers

     --   Resolve outstanding issues before the PSC

     --   Improve Niagara Mohawk's financial capability

================================================================================


o    Approach

     --   Rate Settlement included with merger approval filing

     --   Compare stand-alone Niagara Mohawk case and provisions of Power Choice

     -- Rely on balanced incentive mechanisms to achieve agreed policy objectives

PROSPECTS LOOKING FORWARD
================================================================================


o    Higher prices driven by commodity increases

     --   gas costs; ISO costs; expiration of contracts

o Commodity costs alone are likely to cause average total price increases on the order of 8-12% from today for customers on fixed price service

o Rate plan designed to reduce delivery prices through managing controllable costs, and to stabilize commodity costs

KEY ELEMENTS OF PROPOSAL
================================================================================


o    Reduction in electricity delivery charges

o    10 year "freeze" of reduced electricity delivery charges

o    Power supply costs stabilized for small customers

o    1 year extension of current Gas Settlement Agreement

o    Incentive mechanisms to encourage

     --   Cost reductions; service quality; transmission congestion management

REDUCTION IN DELIVERY PRICES
================================================================================


o $132 million annual reduction* in delivery charges (T, D+CTC) related to the merger ($280 million reduction from today's delivery prices)

o    CTC recovery reduced and extended to reduce and flatten delivery rates

o NY share of estimated $90 M per year of synergy savings included in proposal

     * Relative to prices that would otherwise become effective 9/1/01 under Power Choice

10 YEAR "FREEZE" IN REDUCED
ELECTRIC DELIVERY CHARGES
================================================================================


o After initial reduction, delivery rates then fixed for 10 years, subject to specified extraordinary events

     -- e.g. tax, law, regulatory and accounting changes; high inflation; transmission revenue adjustments

    o Roughly $970 million NPV in savings over 10 years compared to NiMo stand-alone revenue requirements*

     * Includes a 1% increase in T,D+CTC in years 4&5 of Power Choice and a return on the MRA regulatory asset post Power Choice.

ANTICIPATED AVERAGE PRICE IMPACTS
DIFFER BY CUSTOMER GROUP - RESIDENTIAL
================================================================================


o    Average for SC 1 customers on Standard Offer Service

     --   Delivery rates reduced by 7.8%

          o    Rate plan moderates projected total increases from 12.4% to 6.1%*




     * Prices include all surcharges. Prices without the merger include a 1% increase for T,D and CTC.

PROJECTED RESIDENTIAL PRICE IMPACTS
(SC-1 on Standard Offer Service - c/kWh)
================================================================================


---------------------------------------------------------
                                    2002
                  Today's         without       2002 with
                   rates           merger         merger
---------------------------------------------------------
Commodity           3.5             5.5             5.3
---------------------------------------------------------
Delivery            8.6             8.1             7.5
---------------------------------------------------------
Total              12.1            13.6            12.8
---------------------------------------------------------

All prices are forecast and presented in cents per kWh. Commodity costs in 2002 include all ancillary services charges.

ANTICIPATED AVERAGE PRICE
IMPACTS - SMALL COMMERCIAL
================================================================================


o    Average for SC 2D customers on Standard Offer Service

     --   Delivery rates reduced by 3.8%

          o Rate plan moderates projected total increases from 11.0% to 7.9%*




     * Prices include all surcharges. Prices without the merger include a 1% increase for T,D and CTC.

PROJECTED SMALL COMMERCIAL PRICE IMPACTS
(SC-2D on Standard Offer Service - c/kWh)
================================================================================

---------------------------------------------------------
                                    2002
                  Today's         without       2002 with
                   rates           merger         merger
---------------------------------------------------------
Commodity            3.4            5.3             5.3
---------------------------------------------------------
Delivery             7.9            7.2             7.0
---------------------------------------------------------
Total               11.3           12.6            12.2
---------------------------------------------------------

All prices are forecast and presented in cents per kWh; commodity costs in 2002 include all ancillary services.

ANTICIPATED AVERAGE PRICE IMPACTS FOR LARGE
COMMERCIAL AND SMALL INDUSTRIAL CUSTOMERS
================================================================================


o        Average for SC 3 customers on Standard Offer Service

          --   Delivery rates reduced by 6.4%

               o Rate plan moderates projected total increases from 9.9% to 5.7%*



     * Prices include all surcharges. Prices without the merger include a 1% increase for T,D and CTC.

PROJECTED LARGE COMMERCIAL AND SMALL INDUSTRIAL
PRICE IMPACTS (SC-3 on Standard Offer Service)
================================================================================


---------------------------------------------------------
                                    2002
                  Today's         without       2002 with
                   rates           merger         merger
---------------------------------------------------------
Commodity           3.3              5.0           4.9
---------------------------------------------------------
Delivery            7.3              6.6           6.2
---------------------------------------------------------
Total              10.5             11.6          11.1
---------------------------------------------------------


All prices are forecast and presented in cents per kWh; commodity costs in 2002 include all ancillary services.

ANTICIPATED AVERAGE PRICE IMPACTS FOR LARGE
COMMERCIAL AND INDUSTRIAL CUSTOMERS
================================================================================


     o    Average for SC 3a customers on Market-Priced Service

          --   Delivery rates reduced by 13.4%

               o Rate plan provides even larger projected bill reductions (14.5% vs. 9.9% reductions without the merger)*

               o Contract customers given option to move back to tariff pricing for delivery charges

     * Prices include all surcharges. Prices without the merger include a 1% increase for T,D and CTC.

PROJECTED LARGE COMMERCIAL AND INDUSTRIAL
PRICE IMPACTS (SC-3A on Market-Priced Service)
================================================================================


---------------------------------------------------------
                                    2002
                  Today's         without       2002 with
                   rates           merger         merger
---------------------------------------------------------
Commodity           5.1             4.7            4.7
---------------------------------------------------------
Delivery            3.4             2.9            2.5
---------------------------------------------------------
Total               8.4             7.6            7.2
---------------------------------------------------------


All prices are forecast and presented in cents per kWh; commodity costs include all ancillary services costs.

ELECTRIC COMMODITY ISSUES
================================================================================


o    Niagara Mohawk's existing portfolio provides a valuable hedge for customers

     -- Initially, a majority of energy supplies needed for Standard Offer Service are hedged

     --   Propose to levelize costs over first 4 years

     --   Costs in all years adjusted through a commodity adjustment clause

================================================================================


     --   One time offer to small customers to move back to Standard Offer
          Service

     -- Largest customers will be moved to spot market pricing as existing hedged contracts expire

o    Niagara Mohawk is also exploring other commodity options

ELECTRIC COMMODITY ISSUES
================================================================================


                                   [GRAPHIC]

            Below is a tabular representation of the omitted graph:

               -----------------------------------------------
                      STANDARD OFFER V. MARKET PRICE

                              cents/kWh
               Year         Standard Offer        Market Price

               2001              4.3                  4.4
               2002              4.3                  4.4
               2003              4.3                  4.1
               2004              4.3                  4.1
               -----------------------------------------------

DELIVERY RATE PATH PROPOSAL
================================================================================


o    T&D prices will be combined with the CTC to create bundled delivery prices

o A T&D guideline rate is created which will escalate at 1.7%/year. The guideline is used to determine:

     --   certain exogenous factor adjustments during the rate plan

     --   T&D rates after the rate plan period

     --   synergy savings achieved during the rate plan period

DELIVERY RATE PATH PROPOSAL -
cont'd
================================================================================


o Remaining "headroom" under the bundled delivery rate path allows for CTC recovery

o Efficiency gains beyond guideline shared 50/50 after rate plan period thru an adjusted rate of return

     -- provides a reasonable opportunity to recover merger costs only if savings are really achieved

RATE PATH PROPOSAL
================================================================================


                                    [GRAPHIC]

         -------------------------------------------------------------

                  NiMo CONCEPTUAL DELIVERY RATE PATH PROPOSAL

         The omitted chart depicts, without data, the concept of the delivery rate path proposal in the Joint Proposal settlement offer. The chart's top line illustrates a flat delivery rate path (inclusive of T&D plus CTC) for eight years. A line below that line illustrates a flat delivery rate path (inclusive of T&D plus CTC) for ten years. The ten-year line depicts the reprofiled CTC for an additional two years. Underneath the ten-year delivery rate path is a depiction of the T&D guideline rates (a subset of the T&D plus CTC) which escalate linearly through the ten-year period. Along side the tenth-year of the T&D guideline rate is the note "Earned Savings - 50% reflected in the rate of return over the next 10 years."
         -------------------------------------------------------------

OTHER MAJOR PROVISIONS
================================================================================


o    Service Quality Incentives

     --   $22 million potential incentive/penalty per year

o    Congestion Management Incentive

     --   Share of savings generated for customers

o    Extension of current low-income program (LICAP)

o    Modifications to corporate structure and affiliate rules

o    Establishment of storm and environmental response funds

EXTENSION OF CURRENT GAS
SETTLEMENT AGREEMENT
================================================================================


o    Current gas delivery rates frozen through August 2003

o    Propose to extend current agreement by one year, maintaining:

     --   Delivery rate freeze

     --   Safety incentives

     --   Programs to facilitate competitive market

SCHEDULE AND ISSUES
================================================================================


o    SCHEDULE

o    ISSUES